Q&A FOR SPARTAN CA INTERMEDIATE
WHAT PROPOSALS AM I BEING ASKED TO VOTE ON?
(solid bullet) (solid bullet)As a shareholder in Spartan California Intermediate Municipal Income Fund, you are being asked to reconsider your vote to abstain on the proposal: To approve a merger of Spartan California Intermediate Municipal Income Fund into Fidelity California Municipal Income Fund. (Proposal 2)
There are also separate proposals to approve mergers of Spartan California Municipal Income Fund into Fidelity California Municipal Income Fund and Fidelity California Insured Municipal Income Fund into Fidelity California Municipal Income Fund.
Shareholders of each fund vote separately on the merger proposals. It will not be necessary for all three proposals to be approved for any one of them to take place.
WHAT IS THE REASON FOR AND ADVANTAGES OF THESE MERGERS?
Fidelity believes it can offer you a simpler and more efficient California product line if the funds are combined. Shareholders would benefit from the more efficient product line through lower expenses, guaranteed for more than two years.
I ALREADY VOTED.  WHY ARE YOU CALLING ME?
Fidelity would like to ask you to reconsider your vote to abstain. You may not be aware that a vote to abstain has the same effect as a vote against a proposal. Therefore, Fidelity would like you to reconsider your vote to abstain and vote either "Yes" or "No" for the proposal.
I RECENTLY SOLD MY SHARES.  WHY ARE YOU ASKING ME TO VOTE?
Any shareholder who owned shares as of the record date of June 9, 1997 is entitled to vote. As long as you sold your shares after June 9th, you can still vote.
WHAT IS THE IMPACT OF A VOTE TO ABSTAIN?
You may not be aware that a vote to abstain has the same effect as a vote against a proposal. Therefore, Fidelity would like you to reconsider your vote to abstain and vote either "Yes" or "No" for the proposal.
(solid bullet) (solid bullet)If you vote "YES", you will be voting in favor of the merger and expense reduction.
(solid bullet) (solid bullet)If you vote "NO" or "ABSTAIN", you will be voting against the merger and expense reduction.
WHAT ARE THE MAIN REASONS I SHOULD CHANGE MY VOTE TO ABSTAIN?
(solid bullet) (solid bullet)The proposed merger will result in lower expenses. If shareholders approve the merger, the combined fund will reduce its total expenses from 0.55% to 0.53% of average net assets, guaranteed through December 31, 1999. The Board of Trustees of Spartan CA Intermediate believes that the proposed merger is in the best interests of shareholders.
(solid bullet) (solid bullet)The proposed merger is part of a wider strategy by Fidelity to reduce the number of municipal bond funds it manages. Spartan CA Intermediate is one of the smaller municipal bond funds we manage. Combining it into a larger fund will allow Fidelity to concentrate on a single, broad-based investment discipline for California investors, and deliver lower operating expenses as well. Fidelity CA Income generally invests in securities with somewhat longer maturities than Spartan CA Intermediate, and therefore, its share price may fluctuate more in response to changes in interest rates.
CAN I DISCUSS THE MERGER PROPOSAL WITH SOMEONE IN FIDELITY MANAGEMENT?
Yes. We can arrange to have a senior executive at Fidelity contact you to discuss the proposal and answer any questions you may have.
DO THE FUNDS BEING MERGED HAVE SIMILAR INVESTMENT POLICIES?
Both funds are California municipal bond funds that seek double tax-free income for California residents. Generally speaking, Fidelity CA Income has a broader investment mandate than Spartan CA Intermediate.
(solid bullet) (solid bullet)SPARTAN CA INTERMEDIATE maintains a shorter average maturity and has less interest rate sensitivity than Fidelity CA Income. Fidelity CA Income generally invests in securities with somewhat longer maturities than Spartan CA Intermediate, and therefore, its share price may fluctuate more in response to changes in interest rates.

WHO IS THE FUND MANAGER FOR THESE FUNDS?
Jonathan Short currently manages both funds and is expected to manage the combined fund.
HOW DO THE EXPENSE STRUCTURES AND FEES OF THE FUNDS COMPARE?
Both funds currently have the same expenses, equal to 0.55% of their average net assets per year.
Although the funds' expenses are currently the same, they have different contracts with Fidelity. SPARTAN CA INTERMEDIATE pays an "all-inclusive" management fee to Fidelity Management & Research Company (FMR) at a rate of 0.55% of average net assets which covers substantially all fund expenses. FIDELITY CA INCOME has an expense structure that charges separately for management fees and other operating expenses. As of April 1, 1997, FMR has voluntarily agreed to reimburse the fund to the extent that the total operating expenses exceed 0.55% of average net assets.
If the merger is approved, the combined fund will retain Fidelity CA Income's current expense structure. However, FMR has agreed to limit the combined fund's expenses to 0.53% of average net assets through December 31, 1999. This represents an expense reduction of 0.02% of the fund's average net assets per year. After that date, the combined fund's expenses could increase.
WHAT WILL BE THE NAME OF THE SURVIVING FUND AFTER THE MERGERS ARE COMPLETE? Upon approval of the Spartan CA Income merger, the combined fund's name will be changed to Spartan California Municipal Income Fund.
WHAT HAPPENS IF THE PROPOSAL FOR MY FUND IS NOT APPROVED?
The meeting may be adjourned to permit further solicitation of proxy votes. WHAT ARE THE FEDERAL TAX IMPLICATIONS OF THE MERGER?
The mergers will not be a taxable event (i.e., no gain or loss will be recognized) to any of the funds or their shareholders.
WHAT WILL BE THE SIZE OF FIDELITY CA INCOME AFTER THE MERGER AND HOW HAS THE FUND PERFORMED?
If all three merger proposals pass, the combined fund will have over $1 billion in assets. For calendar year 1995, Fidelity CA Income returned 19.17% compared with 17.45% for the Lehman Brothers Municipal Bond Index. For calendar year 1996, Fidelity CA Income returned 4.76% compared with 4.43% for the Lehman Brothers Municipal Bond Index.
For calendar year 1996, Spartan CA Intermediate returned 4.68% compared with 4.43% for the Lehman Brothers Municipal Bond Index.
HOW WILL YOU DETERMINE THE NUMBER OF SHARES OF FIDELITY CA INCOME THAT I WILL RECEIVE?
As of 4 P.M. Eastern Time on the Closing Date of each merger, shareholders will receive the number of full and fractional shares of Fidelity CA Income that is equal in value to the aggregate net asset value of their shares on that date. Closing Dates for each fund are listed below:
FUND     MERGES INTO    CLOSING DATE
Spartan CA Income    Fidelity CA Income   August 14, 1997
Spartan  CA Intermediate    Fidelity CA Income   August 21, 1997
Fidelity CA Insured   Fidelity CA Income   August 28, 1997
The Shareholder Meeting could be adjourned, or if other circumstances arise, the Closing Dates may be adjusted.
WHAT IMPACT WILL THE MERGER HAVE ON THE SHARE PRICE OF FIDELITY CA INCOME? The net asset value per share of Fidelity CA Income will not be changed by the merger.
WHAT ARE MY OTHER INVESTMENT ALTERNATIVES?
Fidelity offers Spartan California Municipal Money Market, a money market fund that invests in high quality, short-term municipal securities and seeks current income exempt from federal and California state personal income tax. As a money market fund, it seeks to maintain a stable $1.00 net asset value. The total return on Spartan California Municipal Money Market Fund for calendar 1996 was 3.19%.
Additional California municipal bond funds are available through Fidelity by calling FundsNetwork at 1-800-544-9697.
HOW DO I VOTE MY SHARES?
To Vote by Federal Express
To facilitate receiving your voted proxy as quickly as possible, we have enclosed a proxy card. To cast your ballot, simply record your vote on the proxy card. You can mail your signed proxy card in the Federal Express envelope provided.
To use this return envelope, call Federal Express at 1-800-238-5355 and press "*" to arrange a pick-up. Federal Express will pick up the envelope at your location. There is no charge to you for sending the overnight package.
To Vote by Fax
Voting by fax is also quick and easy. If you would like to vote by fax, be sure to fax both the front and back of your signed proxy card. The toll-free fax number is 1-888-451-8683.
To Vote by Telephone
You also have the option of voting your shares by telephone. If you would like to vote by telephone, call D.F. King toll-free at 1-800-628-8538. After verifying your identity, D.F. King can very quickly take your vote by telephone.